ENGAGEMENT AGREEMENT FOR EXECUTIVE
MANAGEMENT ADVISORY SERVICES

This AGREEMENT made and dated as of the 19th day of April, 2013.

BETWEEN:

U.S. GEOTHERMAL INC.

(the "Company")

AND:

DANIEL KUNZ & Associates LLC

(the "Advisor")

WHEREAS:

A. Advisor is a consultant and is acting as an independent contractor, with obligations owing solely to the Company and not in any other capacity;

B. Advisor has significant history with the Company, experience in public company management, capital raising, project funding, and the skills desired by the Company to assist in providing executive management advisory services to the new CEO;

C. Advisor will be guided by the Confidentiality provisions of this agreement; and,

D. The Company and the Advisor (the “Parties”) wish to enter into an engagement agreement for Executive Management Advisory services (this “Agreement”).

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the forgoing recitals and of the mutual covenants, agreements and representations contained herein and other valuable consideration given by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1	Unless otherwise defined in the body of this Agreement, defined terms have the meanings ascribed to them in Schedule "A" of this Agreement.

2.	ENGAGEMENT

2.1 Position. The Company agrees to employ the Advisor as Senior Advisor of the Company. The Advisor shall report directly to the Chief Executive Officer (the “CEO”) and in his absence the Chairman of the Board of Directors. The Advisor shall perform, observe and conform to such duties and instructions as from time to time are lawfully assigned or communicated to the Advisor on behalf of the Company by the CEO and on behalf of such affiliated companies designated by the Company as requiring the services of the Advisor and as are consistent with his position. Without limiting the foregoing, it is currently anticipated that the Advisor may be specifically tasked in writing by the CEO to assist with the financing and development of the Company’s El Ceibillo project in Guatemala (“El Ceibillo”) and the Company’s San Emidio Unit 2 project in Nevada (“San Emidio Unit 2”). It is agreed that the Advisor’s engagement hereunder shall constitute sixty (60) hours per month of the services of Daniel Kunz, which shall be devoted exclusively for the benefit of the Company.

2.2 Services. During the term of this Agreement the Advisor shall:

(a)	well and faithfully serve the Company and use his best efforts to promote the best interests of the Company;

(b)	unless prevented by ill health or injury, devote a portion of his working time and attention to the business of the Company; and

(c)	comply in all material respects with any Company policies that may apply to the Advisor from time to time.

2.3 Term. The term of this Agreement shall be effective April 19, 2013 (the "Effective Date") and shall remain in full force and effect until the earlier of April 18, 2014 or until terminated in accordance with Section 4 of this Agreement or renewed by agreement of both parties.

3. COMPENSATION AND BENEFITS

3.1 Retainer. The Company shall pay to the Advisor $12,400.00 ("Retainer") per month for every month during which this Agreement remains in effect, payable within two (2) weeks following the end of each month, or on such other basis as mutually agreed between the Company and the Advisor.

3.2 Performance Bonus.

(a)

If the Advisor is specifically tasked in writing by the CEO to provide consulting services relating to the financing and development of El Ceibillo, the Advisor shall be paid, in addition to the above Retainer, a performance bonus in the amount of $275,000 for the satisfactory provision of such services upon the commencement of project production well drilling at El Ceibillo (the “El Ceibillo Event”), provided the El Ceibillo Event occurs during the term of this Agreement, or within 12 months after the termination of this Agreement other than for Cause.

(b)

If the Advisor is specifically tasked in writing by the CEO to provide consulting services relating to the financing and development of San Emidio Unit 2, the Advisor shall be paid, in addition to the above Retainer, a performance bonus in the amount of $275,000 for the satisfactory provision of such services upon the execution of an engineering, procurement and construction agreement for the completion of San Emidio Unit 2 (the “San Emidio Unit 2 Event”), provided the San Emidio Unit 2 Event occurs during the term of this Agreement, or within 12 months after the termination of this Agreement other than for Cause.

3.3 Stock Options. The Parties acknowledge that Daniel Kunz shall be eligible for awards of stock options of the Company’s common stock in accordance with the Company’s 2009 Stock Incentive Plan at the complete discretion of the Board, provided that no stock options shall be granted for activities under section 3.2.

3.4 Health Care Benefits. Parties acknowledge that Daniel Kunz will not be eligible to continue participation in the Company’s Health Care Benefits. If Daniel Kunz elects continuance of the Health Care Benefits within the provisions of COBRA on a timely basis, and makes the premium payments thereafter, the Company shall reimburse fifty percent (50%) of Daniel Kunz’s actual cost of the COBRA premium. The Company will provide reimbursement within 15 days of receiving Daniel Kunz’s COBRA premium expenses. This Section 3.4 does not create a requirement that the Company provide health care coverage beyond what it is required to provide within the provisions of COBRA.

3.5 Expenses. The Advisor shall be reimbursed by the Company for all reasonable incidental, or CEO pre-approved, expenses incurred in connection with the Advisor's engagement within a reasonable time after receipt of the appropriate invoice or other documentation reasonably required by the Company related to such expenses.

3.6 Signing Bonus. Upon execution of this agreement Advisor shall be paid a bonus in the amount of one hundred twenty-five thousand dollars ($125,000).

4. TERMINATION OF AGREEMENT AND ENGAGEMENT

4.1 Termination by Company. This Agreement and the Advisor’s engagement may be terminated by the Company summarily and without notice, payment in lieu of notice, severance payments, benefits, damages or any sums whatsoever, for Cause.

4.2 In the event of the early termination of the Agreement for any reason set out in Section 4.1 above, the Advisor shall only be entitled to such compensation as would otherwise be payable to the Advisor hereunder up to and including such date of termination, as the case may be.

4.3 This Agreement and the Advisor's engagement may be terminated on notice by the Company to the Advisor for any reason other than for the reasons set out in Section 4.1 above of this Agreement upon one month notice to the Advisor. In the event that Advisor’s engagement is terminated by Company without Cause, Advisor shall be entitled to receive a lump sum payment in an amount equal to the balance of payments due under the term of the contract of Advisor’s base annual Retainer as set forth under Section 3.1. Any payments made under this Section 4.3, will be paid within 60 days of the date of termination.

4.4 If this Agreement is terminated in accordance with Section 4, the Company will continue to pay the reimbursements in accordance with Section 3.4 as if the agreement had not been terminated. Nothing in this Section 4.4 will require the Company to reimburse Mr. Kunz at greater amounts or for a longer period of time than would have been required under Section 3.4.

5. CONFIDENTIAL INFORMATION

5.1 The Advisor acknowledges that, by reason of the Advisor's engagement by the Company, the Advisor will have access to Confidential Information of the Company that the Company has spent time, effort and money to develop and acquire. For the purposes of this Agreement any reference to the "Company" shall mean the Company, and such respective affiliates and subsidiaries as may exist from time to time.

5.2 The Advisor acknowledges that the Confidential Information is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of the Company.

5.3 The Advisor agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Advisor or disclosed to the Advisor as a result of or in connection with the Advisor's engagement with the Company. The Advisor agrees that, both during his engagement with the Company and after the termination of his engagement with the Advisor, the Advisor will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform his duties hereunder or as may be consented to by prior written authorization of the Company.

5.4 The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Advisor in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

5.5 The Advisor understands that the Company has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Company has agreed to keep confidential. The Advisor agrees that all such information shall be Confidential Information for the purposes of this Agreement.

5.6 The Advisor agrees that documents, copies, records and other property or materials made or received by the Advisor that pertain to the business and affairs of the Company, including all Confidential Information which is in the Advisor's possession or under the Advisor's control are the property of the Company and that the Advisor will return same and any copies of same to the Company immediately upon termination of the Advisor's engagement or at any time upon the request of the Company.

6. RESTRICTED ACTIVITIES

6.1 Restriction on Competition. The Advisor covenants and agrees with the Company that the Advisor will not, without the prior written consent of the Company, at any time during its engagement or for a period of twelve (12) months following the termination of the Advisor's engagement, for any reason, either individually or in partnership or in conjunction with any person, whether as principal, agent, shareholder, director, officer, employee, investor, or in any other manner whatsoever, directly or indirectly, advise, manage, carry on, be engaged in, own or lend money to, or permit the Advisor's name or any part thereof to be used or employed by any person managing, carrying on or engaged in a geothermal business anywhere in Oregon, Idaho, Nevada, California, or the Republic of Guatemala or other jurisdiction in which the Company is carrying on active business which is in direct competition with the business of the Company or its subsidiaries.

6.2 Restriction on Solicitation. The Advisor shall not, at any time during its engagement under this Agreement or for a period of twelve (12) months after the termination of the Advisor's engagement under this Agreement, for any reason, without the prior written consent of the Company, for his account or jointly with another, either directly or indirectly, for or on behalf of the Advisor or any individual, partnership, corporation or other legal entity, as principal, agent, employee or otherwise, solicit, influence, entice or induce, attempt to solicit, influence, entice or induce:

(a)	any person who is employed by the Company to leave such engagement; or

(b)

any person, firm or corporation whatsoever, who is or was at any time in the last twelve (12) months of the Advisor's engagement under this Agreement a customer or supplier of the Company or any affiliate or subsidiary of the Company, to cease its relationship with the Company or any affiliate or subsidiary of the Company.

6.3 Restriction on Change of Control Activities

     (a) The Advisor agrees that during the term of this Agreement (the “Standstill Period”) neither it nor any of its Affiliates or Associates (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended or the rules or regulations thereunder (the “Exchange Act”)) under its control or direction will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

          (i) alone or with others, control, seek to control or seek representation on the Board;

          (ii) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents to call a special meeting of stockholders), in each case, with respect to securities of the Company;

          (iii) seek to advise, encourage, support or influence any Person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders (unless acting at the request of the Board);

          (iv) seek or encourage any Person to submit nominations in furtherance of a “contested solicitation,” or take other applicable action, for the election or removal of directors with respect to the Company;

          (v) (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to a merger, acquisition, disposition or other business combination involving Advisor and the Company, or encourage, initiate or support any other third party in any such related activity or (C) make any public communication in opposition to any Company acquisition or disposition activity approved by the Board;

          (vi) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock; provided, however, that nothing herein shall limit the ability of an Affiliate of the Advisor to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

          (vii) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely by the Advisor; or

          (viii) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

     (b) Except as expressly provided in Section 6.3(a), the Advisor shall be entitled to:

          (i) vote its shares on any other proposal duly brought before an annual or special meeting as the Advisor determines in its sole discretion; or

          (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefore; provided that, as applicable, all such activity is in compliance with the requirements of Section 6.3(a).

7. ENFORCEMENT

7.1 The Advisor acknowledges and agrees that the covenants and obligations under this Agreement, including Sections 5 and 6, are reasonable, necessary and fundamental to the protection of the Company's business interests, and the Advisor acknowledges and agrees that any breach of this Agreement by the Advisor would result in irreparable harm to the Company and loss and damage to the Company for which the Company could not be adequately compensated by an award of monetary damages. Accordingly, the Advisor agrees that, in the event the Advisor violates any of the restrictions referred to this Agreement and in particular in Sections 5 or 6, the Company shall suffer irreparable harm and shall be entitled to preliminary and permanent injunctive relief and any other remedies in law or in equity which the court deems fit in addition to rights the Company may have to damages arising from said breach or threat of breach.

8. REPRESENTATIONS AND WARRANTIES

     The Advisor represents and warrants to the Company that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understating, agreement or commitment, written or oral, express or implied, to which the Advisor is currently a party or by which the Advisor or the Advisor’s property is currently bound.

     The Advisor represents and warrants to the Company that the Advisor is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with the Advisor’s performance of the covenants, services and duties provided for in this Agreement. The Advisor agrees to indemnify the Company and hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by the Advisor that, the forgoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.

     The Advisor acknowledges and agrees that the Company has made no representations or warranties with respect to the tax consequences of any of the payments or other consideration provided by the Company to the Advisor under the terms of this Agreement, and that Advisor is solely responsible for the Advisor’s compliance with any and all laws applicable to such payments or other consideration.

     The Company may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefit or any other payments made pursuant to this Agreement, or any other contract, agreement or understanding that relates, in whole or in part, to the Advisor’s engagement with the Company, are withheld or collected from the Advisor.

9. GENERAL PROVISIONS

9.1 Cooperation and Assistance. The Advisor agrees that it shall, both during the term of this Agreement and thereafter, fully co-operate with and assist the Company in the resolution of complaints, claims or disputes against the Company, including without limitation civil, criminal or regulatory proceedings.

9.2 Severability. If any provision of this Agreement is declared unenforceable or invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of any remaining portion of this Agreement, which remaining portion shall remain in full force and effect with such unenforceable or invalid provisions shall be severed from the remainder of this Agreement.

9.3 Survival. The Company and the Advisor expressly acknowledge and agree that the provisions of this Agreement, which by their express or implied terms extend beyond the termination of the Advisor's engagement hereunder, or beyond the termination of this Agreement, shall continue in full force and effect notwithstanding the termination of the Advisor's engagement or the termination of this Agreement for any reason.

9.4 Effect of Agreement. The provisions of this Agreement constitute the entire engagement agreement between the Parties and it supersedes and cancels all previous communications, representations and agreements, whether oral or written, between the Parties with respect to the Advisor's engagement by the Company including the most recent employment agreement with Daniel Kunz (the “Original Agreement”). In consideration of the Company entering into this Engagement Agreement, the Advisor hereby remises, releases and forever discharges the Company from any and all claims, liability, actions or causes of actions arising or which may arise now or hereafter in connection with any claim by the Advisor in respect of any prior written or oral engagement contracts or arrangements between the Advisor and Company that pre-date the date of execution of this Engagement Agreement including the Original Agreement.

9.5 Amendment. This Agreement may not be amended or modified except by written instrument signed by the Company and the Advisor.

9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho and the federal laws of United States applicable therein, which shall be deemed to be the proper law hereof. The Parties hereby attorn to and submit to the jurisdiction of the courts of Idaho.

9.7 Enurement. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.

9.8 Affiliated Corporations. The Advisor acknowledges and agrees that all of the Advisor's covenants and obligations to the Company, as well as the rights of the Company under this Agreement, shall run in favor of and shall be enforceable by the parent, subsidiary and affiliated companies of the Company. The Advisor acknowledges that notwithstanding references in this Agreement to affiliated companies of the Company, this Agreement is between the Advisor and the Company.

9.9 Legal Advice. The Advisor acknowledges this Agreement has been prepared by the Company and that the Advisor has had sufficient time to review this Agreement thoroughly, including enough time to obtain independent legal advice concerning the interpretation and effect of this Agreement to its execution. By signing these documents, the Advisor represents and warrants that its authorized representative has read and understood this Agreement and that such representative executes it on behalf of the Advisor of his own free will and act.

[signature page follows]

     IN WITNESS WHEREOF the Parties hereto have duly executed this agreement as of the day and year first above written.

U.S. GEOTHERMAL INC.

/s/ John H. Walker
John H. Walker
Chairman of the Board

SIGNED, SEALED AND DELIVERED in	)
the presence of:	)
	)	DANIEL KUNZ & Associates LLC
)
)
/s/ Carol Kunz	)
Witness	)	/s/ Daniel Kunz
	)	Name: Daniel Kunz
Carol Kunz	)	Title: Member
Name	)
)
)
Address	)
)
)
)
)

Occupation

Accepted and agreed:

/s/ Daniel Kunz
Daniel Kunz

SCHEDULE "A"

DEFINITIONS

The following terms shall have the following definitions:

(a)

“Advisor” means Daniel Kunz & Associates LLC. Notwithstanding the foregoing, for purposes of Sections 5, 6, 7, 8 and 9 of this Agreement, any reference to the “Advisor” shall mean Daniel Kunz & Associates LLC, Daniel Kunz in his individual capacity, and any of their respective Affiliates.

(b)

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)	"Board" means the Board of Directors of the Company;

(d)	"Cause" has the meaning commonly ascribed to the phrase "cause" or "just cause for termination" at common law and, without limiting the foregoing, includes any of the following acts or omissions:

	(i)	the Advisor's gross default or misconduct during the Advisor's engagement in connection with or effecting the business of the Company;

(ii)

the Advisor's continued refusal or willful misconduct to carry out the duties of his engagement after receiving written notice from the Company of the failure to do so and having had an opportunity to correct same within a reasonable period of time from the date of receipt of such notice;

	(iii)	theft, fraud, dishonesty or misconduct of the Advisor involving the property, business or affairs of the Company or in the carrying out of the duties of his engagement; or

	(iv)	any material breach of this Agreement including any breach Sections 5, 6, or 7 of this Agreement;

	(v)	the Advisor’s failure to carry out his duties hereunder in a competent and professional manner;

	(vi)	the Advisor’s appropriation of corporate opportunities for the Advisor’s direct or indirect benefit or his failure to disclose any material conflict of interest;

	(vii)	the Advisor’s plea of guilty to, or conviction of, an indictable offence once all appeals (if any) have been completed without such conviction having been reversed;

	(viii)	the existence of cause for termination of the Advisor at common law including but not limited to cause related to fraud, dishonesty, illegality, breach of statute or regulation, or gross incompetence;

(ix)

failure on the part of the Advisor to disclose material adverse facts concerning his business interests or engagement outside of his engagement by the Company, provided such facts relate to the Advisor’s duties hereunder;

	(x)	refusal on the part of the Advisor to follow the reasonable and lawful directions of the Company;

	(xi)	breach of fiduciary duty to the Company on the part of the Advisor;

	(xii)	material breach of this Agreement or gross negligence on the part of the Advisor in carrying out his duties under this Agreement; or

	(xiii)	the advisor’s failure to provide the hours of support noted in this Agreement.

(c)

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act (COBRA) that gives workers and their families who lose their health benefits the right to choose to continue group health benefits provided by their group health plan for limited periods of time under certain circumstances such as voluntary or involuntary job loss, reduction in the hours worked, transition between jobs, death, divorce, and other life event.

(d)

"Confidential Information" means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company (including the Advisor) or received by the Company from an outside source which is maintained in confidence by the Company or any of its employees, contractors or customers including, without limitation:

(i)

any ideas, drawings, maps, improvements, know-how, research, geological records, drill logs, inventions, innovations, products, services, sales, scientific or other formulae, core samples, processes, methods, machines, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs or software, records, data, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any inventions or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of the Company or that result from its marketing, research and/or development activities;

(ii)

any information relating to the relationship of the Company with any personnel, suppliers, principals, investors, contacts or prospects of the Company and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;

(iii)

any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal, or any information relating to any geothermal projects in which the Company has an actual or potential interest;

(iv)	financial information, including the Company's costs, financing or debt arrangements, income, profits, salaries or wages; and

(v)	any information relating to the present or proposed business of the Company.

(e)	"Person" means an individual, partnership, association, company, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government; and

(f)	"2009 Stock Incentive Plan" means the 2009 Stock Incentive Plan for U.S. Geothermal Inc. as amended from time to time.

(g)	“Health Care Benefits” means U.S. Geothermal Inc.’s existing employee health and dental benefit plans as modified from time to time.